Exhibit 10.11

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of September 10, 2010, by and between MACARTHUR, L.P., a Delaware limited partnership (“Landlord”), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into that certain Lease (“Lease”), dated March 23, 2010, pursuant to which Landlord currently leases to Tenant and Tenant currently leases from Landlord approximately 96,829 rentable square feet of space (the “Existing Premises”) consisting of (i) a portion of the first (1st) floor, (ii) a portion of the second (2nd) floor, (iii) the entire third (3rd) floor, (iv) the entire seventh (7th) floor, (v) the entire eighth (8th) floor, and (vi) the entire tenth (10th) floor of the building commonly known as the East Tower (the “Building”) located at 4000 MacArthur Boulevard, Newport Beach, California 92660.

B. Tenant desires to expand the Existing Premises to include that certain space comprised of 294 rentable square feet of space (the “Expansion Premises”) located on the first (1st) floor of the Building, as delineated on Exhibit A, attached hereto and made a part hereof, and to otherwise amend the Lease, on the terms and conditions contained herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms.  Each capitalized term when used herein shall have the same respective meaning as is given such term in the Lease unless expressly provided otherwise in this First Amendment.

2. As-Is Condition of Expansion Premises.  Tenant hereby agrees that Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

3. Expansion of Existing Premises.  Subject to the terms of this First Amendment, effective as of September 15, 2010 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant acknowledge and agree that the Expansion Premises shall be deemed to contain the rentable square footage set forth in Recital B of this First Amendment (and shall not be subject to remeasurement or modification during the Expansion Term (defined in Section 4 below)), and accordingly, such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the “Premises” to 97,123 rentable square feet of space. Except as otherwise specifically provided in this First Amendment, all references in the Lease and this First Amendment to the term “Premises” shall include the Existing Premises and the Expansion Premises.

4. Expansion Term.  Notwithstanding anything to the contrary contained in the Lease, the term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and expire coterminously with the Term on the Expiration Date (i.e., December 31, 2012, or the last day of any renewal or extended term, if the Term of the Lease is extended in accordance with any express provisions of the Lease), unless sooner terminated as provided in the Lease, as amended.

5. Fixed Rent.

5.1. Existing Premises.  Tenant shall continue to pay to Landlord Fixed Rent for the Existing Premises through the Expiration Date in accordance with the terms and conditions of the Lease.

5.2. Expansion Premises.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Fixed Rent for the Expansion Premises in an amount equal to $536.20 (i.e., 1.8238 per rentable square foot of the Expansion Premises), but otherwise in accordance with the terms of the Lease. On or prior to the Expansion Commencement Date, Tenant shall pay to Landlord the Fixed Rent payable for the Expansion Premises for the partial month of September and full month of October 2010 (i.e., $822.17).

6. Operating Expenses and Taxes.

6.1. Existing Premises.  Tenant shall continue to pay to Landlord Tenant’s Proportionate Share of Operating Expenses and Taxes for the Existing Premises through the Expiration Date in accordance with the terms and conditions of Lease.

6.2. Expansion Premises.  Commencing as of the Expansion Commencement Date, and continuing throughout the Expansion Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Expenses and Taxes for the Expansion Premises in accordance with the terms of the Lease; provided that, notwithstanding any provision to the contrary contained in the Lease, solely with respect to the determination of Tenant’s Proportionate Share of Operating Expenses and Taxes for the Expansion Premises, Tenant’s Proportionate Share shall equal 0.1522%.

7. Alterations.  Any Alterations made to the Expansion Premises shall be completed in accordance with the terms of Article 5 of the Lease. Notwithstanding the foregoing or any provision to the contrary set forth in the Lease, Landlord shall have the right, in its sole and absolute discretion, to withhold its consent to any Alteration to the Expansion Premises that affects Conexant Systems, Inc.’s (“Conexant”) access to the premises that Conexant is leasing in the West Tower of 4000 MacArthur Boulevard, Newport Beach, California.

8. Limitation on Liability.  Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that the liability of Landlord for Landlord’s obligations under the Lease, as amended, and any other documents executed by Landlord and Tenant in connection with the Lease (collectively, the “Lease Documents”) shall be limited to Landlord’s interest in the Project (including any rents and all sale, financing, insurance or condemnation proceeds thereof) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Landlord Parties”) in seeking either to enforce Landlord’s obligations under the Lease Documents or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under the Lease Documents. In no event shall Landlord or the Landlord Parties be liable for, and Tenant, on behalf of itself and all other subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents. Landlord shall not look to Tenant’s direct or indirect partners, members, managers, shareholders, directors, officers, principals, employees or agents in seeking to enforce Tenant’s obligations under the Lease Documents or to satisfy a judgment for Tenant’s failure to perform such obligations; and none of such parties shall be personally liable for the performance of Tenant’s obligations under the Lease Documents.

9. Tax Status of Beneficial Owner.  The terms of Section 26.21 of the Lease shall continue to apply to the Lease, as amended.

10. Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 10 shall survive the expiration or earlier termination of the Expansion Term.

11. Conflict; No Further Modification.  In the event of any conflict between the Lease and this First Amendment, the terms and provisions of this First Amendment shall prevail. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“Landlord”:	“Tenant”:

4000 MACARTHUR, L.P.,	MINDSPEED TECHNOLOGIES, INC.,
a Delaware limited partnership	a Delaware corporation

By: /s/ Michael B. Benner	By: /s/ Bret W. Johnsen
Name: Michael B. Benner	Name: Bret W. Johnsen
Title: Vice President and Secretary	Title: Chief Financial Officer

By: /s/ Brandi R. Steege
Name: Brandi R. Steege
Title: Vice President, Legal

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

The floor plan which follows is intended solely to identify the general location of the Expansion Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

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